Exhibit 10.5

Execution Version

SHAREHOLDERS AGREEMENT,

dated as of January 22, 2008,

by and among

QUINTILES TRANSNATIONAL CORP.

and

CERTAIN SHAREHOLDERS

TABLE OF CONTENTS

RECITALS		1

ARTICLE I CERTAIN DEFINITIONS		2

1.1	Defined Terms	2

ARTICLE II TRANSFERS OF SHARES		10

2.1	Restrictions Generally; Securities Act	10

2.2	Legend	10

2.3	Transfers by Shareholders	11

2.4	Drag-Along Rights	11

2.5	Duty of First Offer	13

2.6	Rights of Inclusion	14

2.7	Right to Purchase Securities	15

ARTICLE III CORPORATE GOVERNANCE		16

3.1	Board of Directors	16

3.2	Removal	17

3.3	Vacancies	17

3.4	Committees of the Board; Subsidiary Boards and Committees	17

3.5	Obligations Following Qualifying Offering	18

3.6	Independent Directors	18

3.7	Confidential Information	19

3.8	Insurance	19

3.9	Bylaws	19

ARTICLE IV CERTAIN COVENANTS OF THE PARTIES		19

4.1	Management Shareholders: Additional Shareholders	19

4.2	Purchaser Representative	19

i

4.3	Holdback Obligations	20

4.4	Financial Information	20

4.5	Confidentiality	20

4.6	Data Protection	21

4.7	Affirmative Covenants	21

ARTICLE V MISCELLANEOUS		21

5.1	Governing Law	21

5.2	Entire Agreement; Amendments	21

5.3	Effectiveness	22

5.4	Term	22

5.5	Certain Actions	23

5.6	Inspection	24

5.7	Recapitalization, Exchanges, Etc., Affecting Shares	24

5.8	Waiver	24

5.9	Successors and Assigns	24

5.10	Waiver of Rights Under Prior Agreement	24

5.11	Remedies	24

5.12	Invalid Provisions	25

5.13	Headings	25

5.14	Further Assurances	25

5.15	Gender	25

5.16	Counterparts	25

5.17	Notices	25

5.18	Consent to Jurisdiction and Service of Process	28

5.19	Waiver of Jury Trial	28

ii

SHAREHOLDERS AGREEMENT, dated as of January 22, 2008 (the “Effective Date”), by and among Quintiles Transnational Corp., a North Carolina corporation (the “Company”), Bain Capital Integral Investors 2008, L.P., a Cayman Islands exempted limited partnership, BCIP TCV, LLC, a Delaware limited liability company, BCIP Associates-G, a Delaware general partnership (and together with Bain Capital Integral Investors 2008, L.P. and BCIP TCV, LLC, “Bain”), Temasek Life Sciences Private Limited, a Singapore corporation (“Temasek”), TPG Quintiles Holdco LLC, a Delaware limited liability company (“TPG-Holdco”), TPG Quintiles Holdco II LLC, a Delaware limited liability company (“TPG-Holdco II”), TPG Quintiles Holdco III LLC, a Delaware limited liability company (“TPG-Holdco III”, and together with TPG-Holdco II, “TPG-Holdco II and III” and together with TPG-Holdco, “TPG”), Dennis B. Gillings, CBE, an individual (“DG”), and each of the other individuals and entities whose names appear under the heading “DG Parties” on Annex I attached hereto (individually, a “DG Party” and collectively with each other and DG, the “DG Parties”), 3i US Growth Healthcare Fund 2008 L.P., a Jersey limited partnership (“3i Healthcare”), 3i U.S. Growth Partners L.P., a Jersey limited partnership (“3i Partners” and together with 3i Healthcare, “3i”), each of the entities whose names appear under the heading “Institutional Parties” on Annex I attached hereto (individually, an “Institutional Party” and collectively with each other Institutional Party, the “Institutional Parties”) and any Additional Shareholder or Management Shareholder (as defined below) that becomes a party to this Agreement pursuant to Section 4.1 below. Capitalized terms used and not otherwise defined herein have the respective meanings ascribed thereto in Article I.

RECITALS

WHEREAS, certain parties to this Agreement hold issued and outstanding shares of Common Stock (the “Existing Shareholders”);

WHEREAS, contemporaneously with the execution of this Agreement, DG, Bain, TPG-Holdco II and III, 3i and the Institutional Parties will acquire certain issued and outstanding shares of Common Stock directly or indirectly from existing shareholders of the Company (collectively, the “Departing Shareholders”) and TPG-Holdco II will purchase certain newly issued shares of Common Stock from the Company, in a series of related transactions (the “TPG Share Issuance” and, together with the purchase of shares of Common Stock from the Departing Shareholders, the “Share Purchase Transaction”);

WHEREAS, 3i has agreed to purchase certain newly issued and outstanding shares of Common Stock from the Company in connection with (i) a program to repurchase shares of Common Stock from other shareholders of the Company (the “Repurchase Program”) and (ii) the repurchase of up to three million shares of Common Stock from Temasek, such number of shares to be determined based on the difference between the number of shares authorized for repurchase in the Repurchase Program and the number of shares actually repurchased (the “Temasek Repurchase”) (such purchase of newly issued shares, the “3i Share Issuance”);

WHEREAS, contemporaneously with the execution of this Agreement, the Company has entered into a Management Rights Letter with Aisling Capital II, L.P., a Shareholder party to this Agreement;

WHEREAS, in connection with the Share Purchase Transaction each of the Departing Shareholders has agreed to the termination of the rights and obligations of that certain Stockholders Agreement, dated as of September 25, 2003 and as amended on March 17, 2006 and December 7, 2007, by and among the Company (as successor-in-interest to Pharma Services Holdings, Inc.) and the shareholders of the Company listed therein (the “Prior Agreement”), with respect to their shares of

Common Stock being transferred, effective as of the closing of the Share Purchase Transaction and, as contemplated by Section 5.2 below, each of the Existing Shareholders and the Company desire to terminate the Prior Agreement;

WHEREAS, as of the Effective Date the Shareholders whose names appear on the signature pages hereto will hold securities of the Company as set forth on Annex I attached hereto; and

WHEREAS, the parties desire to enter into this Agreement to regulate certain aspects of their relationship and to provide for, among other things, restrictions on the transfer or other disposition of securities of the Company and matters relating to the corporate governance of the Company after consummation of the Share Purchase Transaction.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1. Defined Terms.

(a) The following capitalized terms, when used in this Agreement, have the respective meanings set forth below:

“3i Group Affiliate” means any Person that controls, is controlled by or is under common control with (i) 3i Group plc or (ii) any Person controlled by 3i Group plc.

“3i Shareholders” means 3i and each Permitted Transferee (and each Transferee thereof that executes and delivers a Joinder Agreement, if so provided in such Joinder Agreement) to whom 3i or any 3i Shareholder Transfers any Shares and only with respect to such Transferred Shares, so long as any such Person shall hold such Shares.

“Additional Shareholder” means any Person to whom the Company issues Common Stock after the date hereof who is made a party to this Agreement pursuant to Section 4.1 other than any Investor Shareholder, DG Shareholder or Management Shareholder.

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person. For the purposes of this definition, “control” (including, with its correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise. Without limiting the generality of the foregoing, (a) with respect to 3i, “Affiliate” shall include (i) 3i Group plc, (ii) any 3i Group Affiliate or (iii) any Person in which 3i Group plc and/or any 3i Group Affiliate has a majority economic interest and which is managed or advised by 3i Group plc or any 3i Group Affiliate, in each case, pursuant to a written contract with such Person and (b) with respect to TPG, “Affiliate” shall include entities managed or controlled by TPG Capital, L.P., David Bonderman and/or James Coulter.

“Agreement” means this Shareholders Agreement and the exhibits and annexes hereto, as the same may be amended, modified, supplemented or restated from time to time in accordance with the terms hereof.

“Associate” means, with respect to any Person, (i) any corporation or organization of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of five (5%) percent or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of such Person or any of its parents or Subsidiaries.

“Bain Shareholders” means Bain and each Permitted Transferee (and each Transferee thereof that executes and delivers a Joinder Agreement, if so provided in such Joinder Agreement) to whom Bain or any Bain Shareholder Transfers any Shares and only with respect to such Transferred Shares, so long as any such Person shall hold such Shares.

“Board” means the Board of Directors of the Company.

“Commission” means the Securities and Exchange Commission.

“Common Stock” or “Shares” means the Common Stock, par value $0.01 per share, of the Company, any securities into which such Common Stock shall have been changed or any securities resulting from any reclassification or recapitalization of such Common Stock.

“Competitor” means any pharmaceutical services organization that provides integrated product development or commercial development solutions to customers in the pharmaceutical, biotechnology or medical device industries and/or market research solutions and strategic analyses to support healthcare decisions and healthcare policy consulting to governments or other organizations anywhere in the world; provided, that a fully integrated pharmaceutical, biotechnology or medical device company that may occasionally provide these types of services to third parties, but that does not derive significant revenues from such services, shall not be deemed a “Competitor.”

“DG Shareholder” means the DG Parties and each Permitted Transferee (and each Transferee thereof that executes and delivers a Joinder Agreement, if so provided in such Joinder Agreement) to whom a DG Party or any DG Shareholder Transfers Shares and only with respect to such Shares, so long as such Person shall hold Shares.

“Diluted Basis” means (A) with respect to all outstanding shares of Common Stock, all shares of Common Stock outstanding at the time of determination and all shares of Common Stock issuable upon the exercise, conversion or exchange, as applicable, of all outstanding securities exercisable, convertible or exchangeable for or into shares of Common Stock and (B) with respect to shares of Common Stock owned by one or more Shareholders, all shares of Common Stock owned by such Shareholder or Shareholders and all shares of Common Stock issuable upon the exercise, conversion or exchange, as applicable, of all securities owned by such Shareholder or Shareholders exercisable, convertible or exchangeable into shares of Common Stock.

“Environmental Laws” means any common or statutory law, regulation, directive or other law and all codes of practice, statute guidance and the like in any jurisdiction relating to the environment, pollution of the environment, human health or safety or the welfare of any other living organism to which the Company or any of its Subsidiaries and their respective premises or activities are subject.

“Equity Incentive Plan” means any plan or arrangement approved by the Board or the Nominating and Compensation Committee (or any similar committee) of the Board pursuant to which shares of Common Stock or securities exercisable, convertible or exchangeable for or into shares of Common Stock may be issued by the Company to employees, officers or directors of the Company or any direct or indirect Subsidiary of the Company, including without limitation the Stock Incentive Plan of the Company established in September 2003 and any new Equity Incentive Plan that may be adopted on or after the Effective Date, each as the same may be amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Institutional Shareholders” means the Institutional Parties and each Permitted Transferee (and each Transferee thereof that executes and delivers a Joinder Agreement, if so provided in such Joinder Agreement) to whom an Institutional Party or any Institutional Shareholder Transfers any Shares and only with respect to such Transferred Shares, so long as any such Person shall hold such Shares.

“Investor Shareholders” means each of the Bain Shareholders, the Temasek Shareholders, the TPG Shareholders, the 3i Shareholders and the Institutional Shareholders.

“Joinder Agreement” means a Joinder Agreement substantially in the form attached hereto as Exhibit A.

“Lien” means any lien, claim, restriction, security interest, preemptive right, covenant, easement, mortgage, encumbrance or other limitation.

“Majority Common Shareholders” means initially (i) any two of Bain, TPG or DG for so long as the beneficial ownership of each of the Bain Shareholders, the TPG Shareholders and the DG Shareholders, collectively amongst the applicable shareholder group, expressed as a percentage of the issued and outstanding Shares on a fully-diluted basis, continues to represent at least eighty percent (80%) of the fully-diluted percentage ownership of each such group as of the Effective Date, after giving effect to the Share Purchase Transaction (including the TPG Share Issuance); and thereafter, (ii) the Shareholders holding at least a majority of the aggregate Shares then outstanding and held by the Shareholders.

“Management Shareholders” means each employee of the Company or any of its Subsidiaries who owns Shares and becomes a party hereto and each Permitted Transferee (and each Transferee thereof that executes and delivers a Joinder Agreement, if so provided in such Joinder Agreement) to whom such Management Shareholder Transfers Shares and only with respect to such Transferred Shares, so long as any such Person shall hold such Shares.

“New Common Stock” means any Common Stock or securities exercisable, exchangeable or convertible into Common Stock (“Common Stock Equivalents”) issued after the Effective Date, other than any Common Stock or Common Stock Equivalents issued or issuable (i) in connection with any stock split, stock dividend, reclassification, recapitalization, or similar event relating to any Shares; (ii) in a public offering registered under the Securities Act; (iii) upon the recommendation or approval of the Nominating and Compensation Committee (or any similar committee) of the Board to officers, directors or employees of the Company or any direct or indirect Subsidiary thereof, including without limitation any Common Stock or Common Stock Equivalents issued pursuant to any Equity Incentive Plan; (iv) in connection with a financing transaction in which debt securities or convertible debt securities are the primary component of the financing; (v) as consideration for any acquisition by the Company or any of its Subsidiaries of assets or of any business (whether by merger, stock acquisition, asset acquisition or otherwise); (vi) to one or more Persons whom the Board has determined in good faith are both strategic investors with prior industry experience and not financial investors or investors who otherwise lack industry expertise; provided, in each case under clause (vi), that such Person is not then an existing Shareholder or Permitted Transferee, Affiliate or Associate of such a Shareholder or of the Company; or (vii) in the TPG Share Issuance or the 3i Share Issuance; provided, that a majority of the Board has approved each of the issuances described in clauses (i) through (vii) above.

“NovaQuest™ Investments” means commitments to invest or investments, whether in cash or through the provision of services, by the Company or any Subsidiary of the Company in any Person that is involved in the development or production of pharmaceutical products, or in other lines of business within the pharmaceutical services industry or related or complementary businesses in the healthcare industry including consumer marketing and information technology, pharmaco-economics consulting and pharmaco-genomics.

“Original Investors” means the DG Parties, Bain, Temasek, TPG, 3i, the Institutional Parties (who executed this agreement as of January 22, 2008) and their respective Permitted Transferees.

“Permitted Transferee” means:

(i) with respect to any Shareholder who is a natural Person, (A) the spouse, any lineal ancestor or descendant (including by adoption and stepchildren) of such Shareholder or any of their Permitted Transferees or any trust of which such Shareholder or any Permitted Transferees of such Shareholder (x) are the controlling trustees or (y) have the power to remove the controlling trustees and appoint successor controlling trustees and which is established primarily for the benefit of any of the foregoing individuals; provided, that any Transfer to a trust described in subclause (y) must be approved by a majority of the Board, (B) the estate of such Shareholder established by reason of any of the foregoing individual’s death or any beneficiaries of such estate, or (C) any corporation, limited liability company or partnership or any of their respective Permitted Transferees, all of the interests of which are (or is) owned by one or more of the Persons identified in this clause (i) or any of their respective Permitted Transferees;

(ii) with respect to any Investor Shareholder, any Affiliate of such Investor Shareholder or any of their Permitted Transferees;

(iii) with respect to any DG Shareholder, (A) any other DG Shareholder or any of their Permitted Transferees, (B) Cynthia Roberts or any of her Permitted Transferees, (C) any charitable or educational entity, (D) any spouse, lineal ancestor or descendant (including by adoption and stepchildren) of any DG Shareholder or any Permitted Transferee of such DG Shareholder, or any trust (1) of which one or more DG Shareholders or any Permitted Transferee of such DG Shareholder are the controlling trustees or have the power to remove the controlling trustees and appoint successor controlling trustees and which is established primarily for the benefit of any of the Persons identified in this clause (iii), or (2) of which the DG Shareholders or any of their Permitted Transferees are not the controlling trustees and do not have the power to remove the controlling trustees and appoint successor controlling trustees and/or with beneficiaries unrelated to any DG Shareholders or any of their Permitted Transferees such as, without limitation, a charitable or educational entity, (E) the estate of any DG Shareholder established by reason of any of the foregoing individual’s death or any beneficiaries of such estate, or (F) any corporation, limited liability company or partnership or any of their respective Permitted Transferees, all of the interests of which are (or is) owned by one or more of the Persons identified in this clause (iii) or any of their respective Permitted Transferees; provided, in the case of (B), (C) or (D)(2), that any Transfer after the date hereof does not, individually or in the aggregate, result in a Transfer of more than 15% of the Shares of any class held by the DG Shareholders as a group as of the Effective Date; and

(iv) with respect to any Additional Shareholder that is not a natural Person, any Affiliate of such Shareholder.

“Person” means an individual, partnership, corporation, limited liability company or partnership, trust, unincorporated organization, joint venture, government (or agency or political subdivision thereof) or any other entity of any kind.

“Pro Rata” means, with respect to one or more Shareholders, in proportion to the number of shares of Common Stock on a Diluted Basis owned by such Shareholder or Shareholders.

“Purchase Agreement” means the Stock Purchase Agreement, dated as of December 20, 2007, relating to the Share Purchase Transaction.

“Qualifying Offering” means the consummation of an underwritten public offering of Common Stock registered under the Securities Act that together with the consummation of any other prior underwritten public offerings of Common Stock registered under the Securities Act results in gross proceeds to the Company of at least $500 million in the aggregate and, giving effect to such public offering or offerings, at least 20% of the then outstanding shares of Common Stock shall be held by persons other than the Shareholders.

“Recapitalization Transaction” means (i) the Share Purchase Transaction, (ii) the Repurchase Program, (iii) the Temasek Repurchase, and (iv) the 3i Share Issuance.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, of even date herewith, among the Company and certain shareholders of the Company, as the same may be amended, modified or supplemented from time to time.

“Requisite Shareholders” means initially (i) Bain, TPG and DG for so long as each of the Bain Shareholders, the TPG Shareholders and the DG Shareholders continue to beneficially own, collectively amongst the applicable Shareholder Group, at least eighty percent (80%) of the Shares owned by such Shareholder Group on the Effective Date, giving effect to the Share Purchase Transaction (including the TPG Share Issuance); provided that such threshold shall be adjusted downward in a proportionate manner in the event of a pro rata reduction in the number of shares of Common Stock held by, or percentage ownership of, each of the Shareholder Groups, and thereafter, (ii) the Shareholders holding at least seventy percent (70%) of the aggregate Shares then outstanding and held by the Shareholders.

“Restricted Stock Purchase Agreements” means the Restricted Stock Purchase Agreement entered into on September 25, 2003, by the Company (as successor-in-interest to Pharma Services Holding, Inc.) and DG, as any such agreement may be amended, restated or modified from time to time, and any other agreement designated as such by the Board.

“Rollover Agreement” means that certain Rollover Agreement, dated as of August 28, 2003, between the Company (as successor-in-interest to Pharma Services Holding, Inc.) and the DG Parties, as any such agreement may be amended, restated or modified from time to time.

“Sale of the Company” means the sale of the Company (whether by merger, consolidation, recapitalization, reorganization, sale of securities, sale of assets or otherwise) in one transaction or series of related transactions to a Person or Persons that is not a Shareholder or a Permitted Transferee or Associate of any Shareholder or of any Permitted Transferee of any Shareholder pursuant to which such Person or Persons (together with its Affiliates) acquires (i) securities representing at least seventy-five percent (75%) of the voting power of the Common Stock of the Company, assuming the conversion, exchange or exercise of all securities convertible, exchangeable or exercisable for or into Common Stock, or (ii) all or substantially all of the Company’s assets on a consolidated basis.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

“Shareholders” means each of the Bain Shareholders, the Temasek Shareholders, the TPG Shareholders, the 3i Shareholders, the Institutional Shareholders, the DG Shareholders, the Management Shareholders and the Additional Shareholders.

“Shareholder Group” means, generally, any particular group of Shareholders (i.e., the Bain Shareholders, the Temasek Shareholders, the TPG Shareholders, the 3i Shareholders, the Institutional Shareholders, the DG Shareholders, the Management Shareholders or the Additional Shareholders). Unless otherwise expressly provided herein, TPG-Holdco Shareholders and TPG-Holdco II and III Shareholders shall be treated as a single Shareholder Group.

“Social Obligations” means any common or statutory law, regulation, directive, code of practice or other law in any jurisdiction applicable to the Company or any of its Subsidiaries relating to the relationship between the Company, any of its Subsidiaries and their respective employees, potential employees and any trade unions and/or the health and safety of the employees of the Company and its Subsidiaries.

“Subscription Agreements” means (A) those certain Subscription Agreements as of August 28, 2003, between the Company (as successor-in-interest to Pharma Services Holding, Inc.) and each of Temasek and TPG, (B) those certain Subscription Agreements as of December 20, 2007 between the Company and each of TPG Partners V, L.P. and 3i and (C) any other agreement pursuant to which the Company issues shares of Common Stock to any Additional Shareholder or Management Shareholder.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Temasek Shareholders” means Temasek and each Permitted Transferee (and each Transferee thereof that executes and delivers a Joinder Agreement, if so provided in such Joinder Agreement) to whom Temasek or any Temasek Shareholder Transfers any Shares and only with respect to such Transferred Shares, so long as any such Person shall hold such Shares.

“TPG Shareholders” means collectively the TPG-Holdco Shareholders and the TPG-Holdco II and III Shareholders.

“TPG-Holdco Shareholders” means TPG Holdco and each Permitted Transferee (and each Transferee thereof that executes and delivers a Joinder Agreement, if so provided in such Joinder Agreement) to whom TPG-Holdco or any TPG-Holdco Shareholder transfers any Shares and only with respect to such Transferred Shares, so long as any such Person shall hold such Shares.

“TPG-Holdco II and III Shareholders” means TPG-Holdco II and TPG-Holdco III and each Permitted Transferee (and each Transferee thereof that executes and delivers a Joinder Agreement, if so provided in such Joinder Agreement) to whom TPG-Holdco II, TPG-Holdco III or any TPG-Holdco II and III Shareholder transfers any Shares and only with respect to such Transferred Shares, so long as any such Person shall hold such Shares.

“Transfer” means, directly or indirectly, any sale, transfer, assignment, hypothecation, pledge or other disposition of any Shares or any interests therein, provided, that the Recapitalization Transaction or any transaction or series of related transactions involving the sale, transfer, assignment, hypothecation, redemption, repurchase, pledge or other disposition of any Shares or interests therein to the Company (i) pursuant to the terms of this Agreement, (ii) with respect to dispositions to the Company on a pro rata basis by all shareholders, on terms approved by a majority of the Board, and (iii) with respect to such dispositions to the Company not on a pro rata basis, on terms approved by, as applicable, at least one DG Nominee, at least one TPG Nominee, at least one Bain Nominee, the 3i Nominee, the Temasek Nominee and a majority of the Disinterested Nominees, shall not be deemed to be a Transfer.

“Transferee” means any Person to whom a Transfer is made.

(b) Unless otherwise provided herein, all accounting terms used in this Agreement shall be interpreted in accordance with generally accepted accounting principles as in effect from time to time, applied on a consistent basis.

(c) The following terms, when used in this Agreement, shall have the meanings defined for such terms in the Section set forth below:

Term	Section
“3i Healthcare”	Preamble
“3i Nominee”	3.1(a)
“3i Observer”	3.1(a)
“3i Partners”	Preamble
“3i Share Issuance”	Recitals
“3i Transfer Letter”	5.1

Term	Section
“3i”	Preamble
“Affiliate Transaction”	3.4(c)
“Bain”	Preamble
“Bain Nominee”	3.1(a)
“Bain Transfer Letter”	5.1
“Buyer”	2.6(a)
“Company”	Preamble
“Company Notice”	2.5(b)
“Departing Shareholders”	Recitals
“DG”	Preamble
“DG Nominee”	3.1(a)
“DG Parties”	Preamble
“Disinterested Nominee”	3.1(a)
“Effective Date”	Preamble
“Election Notice”	2.7
“Existing Shareholders”	Recitals
“Holders”	2.7
“Inclusion Notice”	2.6(a)
“Inclusion Right”	2.6(b)
“Inclusion Shares”	2.6(b)
“Institutional Parties”	Preamble
“Management Nominee”	3.1(a)
“New Common Stock Notice”	2.7
“New Common Stock Offer”	2.7
“New Common Stock Offeree”	2.7
“New Common Stock Units”	2.7
“Nominating Shareholders”	3.1(a)
“Nominee”	3.1(a)
“Notice of Intention”	2.5(a)
“Offerees”	2.6(a)
“Offer Price”	2.5(a)
“Offered Securities”	2.5(a)
“Prior Agreement”	Recitals
“Prospective Buyer”	2.5(a)
“Prospective Buyer Notice”	2.5(c)
“Repurchase Program”	Recitals
“Sale Notice”	2.4
“Section 2.6 Offer”	2.6(a)
“Selling Shareholder”	2.5(a)
“Share Purchase Transaction”	Recitals
“SRO”	3.1(a)
“Temasek”	Preamble
“Temasek Nominee”	3.1(a)
“Temasek Repurchase”	Recitals
“TPG”	Preamble
“TPG Commitment Letter”	5.2
“TPG-Holdco”	Preamble
“TPG-Holdco II”	Preamble
“TPG-Holdco II and III”	Preamble
“TPG-Holdco III”	Preamble

Term	Section
“TPG Nominee”	3.1(a)
“TPG Share Issuance”	Recitals
“TPG Transfer Letter”	5.2
“Third Party”	2.5(e)
“Transferor”	2.6(a)
“Transferor Shares”	2.6(a)
“Withdrawing Shareholders”	5.4(b)(iv)
“Withdrawn Shares”	5.4(b)(iv)

ARTICLE II

TRANSFERS OF SHARES

2.1. Restrictions Generally; Securities Act.

(a) Each Shareholder agrees that it will not Transfer any Shares in violation of this Agreement. Any attempt by any Shareholder to Transfer any Shares in violation of this Agreement shall be null and void and neither the issuer of such securities nor any transfer agent of such securities shall give any effect to such attempted Transfer in its stock records.

(b) Each Shareholder agrees that, in addition to the other requirements relating to Transfer set forth in this Agreement, the Registration Rights Agreement and in each Shareholder’s respective Subscription Agreement, Purchase Agreement, Rollover Agreement or Restricted Stock Purchase Agreement, as applicable, it will not Transfer any Shares except pursuant to an effective registration statement under the Securities Act, or, unless waived by the Board, upon receipt by the Company of an opinion of counsel to the Shareholder reasonably satisfactory to the Company or a no-action letter from the Commission addressed to the Company, to the effect that no registration statement is required because of the availability of an exemption from registration under the Securities Act.

2.2. Legend.

(a) Each certificate representing Shares shall be endorsed with the following (or substantially similar) legends and such other legends as may be required by the applicable Subscription Agreement, Purchase Agreement, Rollover Agreement and Restricted Stock Purchase Agreement and applicable state securities laws:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SHAREHOLDERS AGREEMENT, DATED AS OF JANUARY 22, 2008, AS SUCH AGREEMENT MAY BE SUPERSEDED, AMENDED, RESTATED OR MODIFIED FROM TIME TO TIME, AND MAY NOT BE VOTED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE PROVISIONS THEREOF AND ANY TRANSFEREE OF THESE SECURITIES SHALL BE SUBJECT TO THE TERMS OF SUCH AGREEMENT. COPIES OF THE FOREGOING AGREEMENT ARE MAINTAINED WITH THE CORPORATE RECORDS OF THE ISSUER AND ARE AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICES OF THE ISSUER.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS

AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR (II) AN APPLICABLE EXEMPTION FROM REGISTRATION THEREUNDER OR UNDER APPLICABLE STATE SECURITIES LAWS.”

(b) Any certificate issued at any time in exchange or substitution for any certificate bearing such legends (except a new certificate issued upon the completion of a Transfer pursuant to a registered public offering under the Securities Act and made in accordance with the Securities Act) shall also bear such legends, unless in the opinion of counsel for the Company, the Shares represented thereby are no longer subject to the provisions of this Agreement or the restrictions imposed under the Securities Act or state securities laws, in which case the applicable legend (or legends) may be removed.

2.3. Transfers by Shareholders.

(a) Each of the Shareholders severally agrees not to Transfer any Shares, except (i) to any Permitted Transferee who shall have executed and delivered to the Company a Joinder Agreement and thereby becomes a party to this Agreement; (ii) in a registered public offering, including pursuant to the exercise of rights, if any, of such Shareholder under the Registration Rights Agreement, or in a sale subject to the provisions of Section 11.1 of the Registration Rights Agreement; (iii) on the terms, and subject to the conditions, set forth in Section 2.4 (Drag-Along Rights); (iv) on the terms, and subject to the conditions, set forth in Section 2.5 (Duty of First Offer) and Section 2.6 (Rights of Inclusion); (v) on the terms, and subject to the conditions, set forth in the Restricted Stock Purchase Agreements, if applicable; and (vi) in the case of DG and any other DG Party only (but not any other Transferee thereof, notwithstanding the provisions of Section 5.9 hereof (Successors and Assigns)), the bona fide pledge of Shares to a financial institution that has executed and delivered to the Company a Joinder Agreement to be bound only by Sections 2.1,2.2, 2.3(b) and 2.4 and Article V hereof and thereby become a party to this Agreement, which pledge is entered into for the sole purpose of securing indebtedness of DG or such other DG Party, as the case may be; and (vii) pursuant to the Recapitalization Transaction. Notwithstanding anything to the contrary contained herein and without any further action or consent by the parties to this Agreement, upon execution of a Joinder Agreement by a Permitted Transferee the names of each such Permitted Transferee shall be added under the appropriate heading on Annex I attached hereto.

(b) Notwithstanding anything herein to contrary, each of the Shareholders severally agrees not to Transfer any Shares to a Competitor except pursuant to a Sale of the Company.

(c) The parties will reasonably and in good faith cooperate with TPG-Holdco in facilitating sales and other dispositions by TPG-Holdco of its interests in the Company in connection with the final expiration of TPG-Holdco’s parent fund and, after September 1, 2011, if the Company has not concluded an initial public offering, the Company will use its reasonable best efforts to assist TPG-Holdco in liquidating its interest in the Company in connection with the final expiration of TPG-Holdco’s parent fund.

2.4. Drag-Along Rights. If the Majority Common Shareholders notify (a “Sale Notice”) each other Shareholder in writing that the Majority Common Shareholders desire to effect a Sale of the Company and specify the terms and conditions of such proposed sale then, notwithstanding any other provision of this Agreement, each such other Shareholder shall take all necessary and desirable actions reasonably requested by such Majority Common Shareholders in connection with the consummation of such Sale of the Company, including, without limitation, if applicable, (i) within ten (10) business days of the receipt of such notice (or such longer period of time as such Majority Common Shareholders shall designate in such notice) such other Shareholders shall cause a Pro Rata number of their respective Shares (for the avoidance of doubt, based on the percentage of Shares, on a Diluted Basis, owned by the Majority Common Shareholders that is being sold) to be sold to the designated purchaser on the same terms and conditions and for the same per share consideration and at the same time as the Shares being sold by such Majority Common Shareholders or (ii) otherwise participating in such Sale of the Company on the same terms and conditions and for the same consideration and at the same time as such Majority Common Shareholders; provided, that the liabilities and indemnification obligations with respect to the representations and warranties provided to the designated purchaser by a Shareholder selling Shares shall, to the extent that such representations and warranties relate solely to such Shareholder, be several and not joint with the other Shareholders selling Shares, and shall, to the extent such representations and warranties relate to the Company, be Pro Rata with the other Shareholders; provided, further, that in no event shall such liabilities and indemnification obligations be greater than the gross proceeds received by each such Shareholder in connection with the Sale of the Company; provided, further, that until the third anniversary of the Effective Date, no Shareholder can be required to sell its Shares in connection with any Sale of the Company under this Section 2.4 for a price of less than $36.75 per share subject to adjustment for any stock dividends, splits, reverse splits, combinations, reclassifications and the like. In furtherance, and not in limitation, of the foregoing, in connection with a Sale of the Company effected in accordance with this Section 2.4, each Shareholder will, (a) consent to and raise no objections against the Sale of the Company or the process pursuant to which it was arranged, (b) waive any dissenter’s rights and other similar rights, (c) execute all documents containing such terms and conditions as those executed by all such Majority Common Shareholders as directed by such Majority Common Shareholders and (d) exercise or cause to be exercised, to the extent and as directed by the Majority Common Shareholders, any drag-along or similar rights impacting other holders of shares of Common Stock, irrespective of whether such holder is a party to this Agreement. The Company will pay (A) the costs and expenses incurred by the Majority Common Shareholders in connection with a Sale of the Company which are not otherwise paid by the purchaser in connection with such Sale of the Company as well as (B) the reasonable costs and expenses of one legal counsel each for the Bain Shareholders (as a Shareholder Group), the Temasek Shareholders (as a Shareholder Group), the TPG Shareholders (as a Shareholder Group), the 3i Shareholders (as a Shareholder Group), and the DG Shareholders (as a Shareholder Group), incurred in furtherance of such Sale of the Company by each such counsel in reviewing the documentation for such Sale of the Company and explaining such documentation to their clients and not otherwise paid by the purchaser in connection with such Sale of the Company; provided, that the Company will have no obligation to pay more than $50,000 for any one legal counsel pursuant to this clause (B). At the written request of the Bain Shareholders, the Temasek Shareholders, the TPG Shareholders, the 3i Shareholders or the DG Shareholders delivered to the Majority Common Shareholders within five (5) business days of receipt of the Sale Notice, prior to consummation of such Sale of the Company, the Majority Common Shareholders shall obtain a fairness opinion from a nationally recognized investment bank or appraisal firm to the effect that the aggregate consideration to be paid to the Majority Common Shareholders pursuant to such Sale of the Company is fair consideration to the Majority Common Shareholders from a financial point of view as of the time of the Sale Notice. None of the Shareholders shall, except pursuant to the Management Agreement, if applicable, receive any special consideration or any special fees or other special rights (monetary or otherwise) in connection with a Sale of the Company unless each other Shareholder receives its Pro Rata portion of such special consideration or fees or receives the same special rights. Each of the Shareholders shall disclose, and deliver copies of, if applicable, to each other Shareholder, all agreements, arrangements and understandings that such Shareholder or, to the knowledge of such Shareholder, Affiliates of such Shareholder, enter into with the designated purchaser or its Affiliates relating to the Sale of the Company. All Common Stock to be sold pursuant to this Section 2.4 shall be included in determining whether or not a proposed transaction constitutes a Sale of the Company.

2.5. Duty of First Offer.

(a) Except for Transfers permitted pursuant to clauses (i), (ii), (iii), (v), (vi) or (vii) of Section 2.3(a), if any Shareholder (a “Selling Shareholder”) desires to Transfer any Shares (the “Offered Securities”), prior to any Transfer it shall give written notice of the proposed Transfer (the “Notice of Intention”) to the Company and each of the Investor Shareholders and DG Shareholders, other than the Selling Shareholder, if applicable (such Shareholders, the “Prospective Buyers”), specifying the type and number of Offered Securities which such Selling Shareholder wishes to Transfer, the proposed purchase price (the “Offer Price”) therefor and all other material terms and conditions of the proposed Transfer.

(b) For a period of fifteen (15) days following its receipt of the Notice of Intention, the Company shall have an irrevocable right to commit to purchase all or any portion of the Offered Securities at the Offer Price and on the other terms and conditions specified in the Notice of Intention, exercisable by delivery of a written notice (the “Company Notice”) to the Selling Shareholder, with a copy to each of the Prospective Buyers, specifying the number of Offered Securities with respect to which the Company is exercising its option.

(c) For a period of twenty-one (21) days following its receipt of the Notice of Intention, each of the Prospective Buyers shall have the irrevocable right to commit to purchase at the Offer Price and on the other terms and conditions specified in the Notice of Intention, any or all of the Offered Securities which the Company has elected not to purchase, Pro Rata among the Prospective Buyers until all of such Offered Securities are purchased or until such other Prospective Buyers do not desire to purchase any more Offered Securities; provided, however, that in the event any Prospective Buyer does not purchase any or all of its Pro Rata portion of the Offered Securities, the other Prospective Buyers shall have the right to purchase such portion, Pro Rata, until all of such Offered Securities are purchased or until such other Prospective Buyers do not desire to purchase any more Offered Securities. The right of the Prospective Buyers pursuant to this Section 2.5(c) shall be exercisable by delivery of a notice (the “Prospective Buyer Notice”) setting forth the maximum number of Offered Securities that such Prospective Buyer wishes to purchase, including any number which would be allocated to such Prospective Buyer in the event any other Prospective Buyer or the Company does not purchase all or any portion of its Pro Rata portion, to the Selling Shareholder, the Company and the other Prospective Buyers and shall expire if unexercised prior to the end of such 21-day period.

(d) Notwithstanding the foregoing provisions of this Section 2.5, unless the Selling Shareholder shall have consented to the purchase of less than all of the Offered Securities, neither the Company nor any Prospective Buyer shall have the right to purchase any Offered Securities unless all of the Offered Securities are to be purchased (whether by the Company or the Prospective Buyers, or any combination thereof).

(e) If all notices required to be given pursuant to this Section 2.5 have been duly given, and the Company and the Prospective Buyers determine not to exercise their respective options to purchase the Offered Securities at the Offer Price and on the other terms and conditions specified in the Notice of Intention or determine, with the consent of the Selling Shareholder, to exercise their options to purchase less than all of the Offered Securities, then the Selling Shareholder shall have the right, for a period of ninety (90) days from the earlier of (i) the expiration of the last applicable option period pursuant to this Section 2.5 or (ii) the date on which such Selling Shareholder receives notice from the Company and the Prospective Buyers that they will not exercise in whole or in part the options granted pursuant to this Section 2.5, to sell to a third party (a “Third Party”) the Offered Securities remaining unsold under this Section 2.5 at a price not less than the Offer Price and on the other terms and conditions set forth in the Notice of Intention; provided, that prior to any such Transfer to a Third Party, such Third Party executes and delivers to the Company, for the benefit of the Company and all Shareholders, a Joinder Agreement and thereby becomes a party to this Agreement and such Selling Shareholder first complies with the provisions of Section 2.6. Notwithstanding anything to the contrary contained herein and without any further action or consent by the parties to this Agreement, upon execution of a Joinder Agreement by such Third Party the names of each such Third Party purchasing Shares shall be added (and identified as such) on Annex I attached hereto. Any Offered Securities that have not been Transferred consistent with the provisions of this Section 2.5 prior to the end of such ninety (90) day period shall continue to be subject to this Section 2.5 and the other provisions of this Agreement as if no Notice of Intention had been given with respect thereto.

(f) The closing of any purchase and sale pursuant to this Section 2.5 (other than to any Third Party) shall take place on such date, not later than fifteen (15) business days after the later of delivery to the Selling Shareholder of (i) the Company Notice and (ii) the Prospective Buyer Notice, as the Company and the Selling Shareholder shall select; provided, that such 15-day period may be extended for a maximum of sixty (60) additional calendar days if necessary in order to comply with any applicable laws or regulatory requirements. At the closing of such purchase and sale, the Selling Shareholder shall deliver certificates evidencing the Offered Securities being sold duly endorsed, or accompanied by written instruments of transfer in form satisfactory to the purchasers thereof, duly executed by the Selling Shareholder, free and clear of any Liens, against delivery of the Offer Price therefor.

2.6. Rights of Inclusion.

(a) If any Shareholder (the “Transferor”) proposes to Transfer any Shares (the “Transferor Shares”) to one or more Third Parties (any such Third Parties are referred to as the “Buyer”) in a Transfer other than Transfers permitted pursuant to clauses (i), (ii), (iii), (v), (vi) or (vii) of Section 2.3(a), then, as a condition to such Transfer, the Transferor shall cause the Buyer to make a written offer (the “Section 2.6 Offer”) to each of the Shareholders holding Shares of the same class (and series) as the Transferor Shares who are not Transferors (collectively, the “Offerees”), to sell to the Buyer, at the option of each Offeree, that number of Shares of the same class (and series) of Shares as the Transferor, determined in accordance with Section 2.6(b), on the same terms and conditions, including, without limitation, with respect to price, as are applicable to the Transferor Shares, all of which will be specified in the Section 2.6 Offer. The Transferor shall provide a written notice (the “Inclusion Notice”) of the Section 2.6 Offer to each Offeree, which may accept the Section 2.6 Offer by providing a written notice of acceptance of the Section 2.6 Offer to the Transferor no later than thirty (30) days after delivery of the Inclusion Notice.

(b) Each Offeree shall have the right (an “Inclusion Right”) to sell pursuant to the Section 2.6 Offer a Pro Rata number of its Shares (the “Inclusion Shares”) (for the avoidance of doubt, based on the percentage of Shares, on a Diluted Basis, owned by the Transferor that is being sold) as is sold by the Transferor.

(c) The Buyer shall have sixty (60) days, commencing on the day the Inclusion Notice is mailed, in which to purchase from the Transferor and the Offerees, the number of Shares covered by the Section 2.6 Offer with respect to which the Inclusion Right has been exercised (and the number of Transferor Shares). The terms and conditions of such sale, including, without limitation, price and form of consideration, shall be as set forth in the Inclusion Notice, and the timing of such sale shall be contemporaneously with the sale of the Transferor Shares. If at the end of such sixty (60)-day period the Buyer has not completed the purchase of all the Transferor Shares and all the Offerees’ Shares proposed to be sold, the provisions of this Section 2.6 shall continue to be in effect with respect to all such Shares as if no Inclusion Notice had been given with respect thereto.

(d) Prior to any Transfer of Shares to a Buyer pursuant to this Section 2.6, such Buyer shall execute and deliver to the Company, for the benefit of the Company and all Shareholders, a Joinder Agreement and thereby become a party to this Agreement. Notwithstanding anything to the contrary contained herein and without any further action or consent by the parties to this Agreement, upon execution of a Joinder Agreement by such Buyer the name of each such Buyer shall be added (and identified as such) on Annex I attached hereto.

(e) Following a Qualifying Offering, if the Bain Shareholders, TPG Shareholders, Temasek Shareholders, DG Shareholders, 3i Shareholders or the Institutional Shareholders, as the case may be, cease to beneficially own, collectively amongst the applicable Shareholder Group, one percent (1%) or more of the then outstanding shares of Common Stock, then the terms of this Section 2.6 shall automatically terminate with respect to such Shareholder Group.

2.7. Right to Purchase Securities. Prior to issuing any New Common Stock to any Person (the “New Common Stock Offerees”), the Company shall offer (the “New Common Stock Offer”) each of the Shareholders (the Persons to whom such offer is made are referred to as the “Holders”) an opportunity to purchase for cash any or all of its Pro Rata portion of such New Common Stock on the same terms and conditions, including, without limitation, with respect to price, as offered to the New Common Stock Offerees, and, if such New Common Stock is to be issued as a part of a unit of securities, the Company shall offer each of the Holders an opportunity to purchase any or all of its Pro Rata portion of such unit of securities (together with the New Common Stock, the “New Common Stock Units”) on the same terms and conditions, including, without limitation, with respect to price, as offered to the New Common Stock Offerees. The Company shall make such New Common Stock Offer by providing each Holder with notice (the “New Common Stock Notice”) setting forth (i) each Holder’s Pro Rata portion of such New Common Stock or of such New Common Stock Units, as the case may be, (ii) the cash consideration to be paid for each share of New Common Stock or each unit of New Common Stock Units, as the case may be, and (iii) all other material terms of such New Common Stock Offer. Each Holder may elect to accept the New Common Stock Offer by delivering written notice of its acceptance to the Company within (15) days after delivery of the New Common Stock Notice (the “Election Notice”). If any Holder has elected to purchase the New Common Stock or Common Stock Units, as applicable, the sale thereof shall be consummated on the proposed closing date set forth in the New Common Stock Offer which shall be no sooner than the thirtieth (30th) day following the giving of the New Common Stock Notice; provided, that such thirty (30)-day period may be extended for a maximum of sixty (60) additional calendar days if necessary in order to comply with any applicable laws or regulatory requirements. In the event any Holder elects not to exercise its right pursuant to this Section 2.7, fails to timely give an Election Notice or fails to purchase the securities allocated to it at the closing designated therefor by the Company, such Holder shall cease to have any rights hereunder with respect to such New Common Stock Offer and no other Holder shall have the right to purchase the securities offered to such Holder. Any New Common Stock or New Common Stock Units that have not been issued in accordance with the provisions of this Section 2.7 by the proposed closing date (or extension thereof) shall continue to be subject to this Section 2.7 and the other provisions of this Agreement as if no New Common Stock Offer had been given with respect thereto.

ARTICLE III

CORPORATE GOVERNANCE

3.1. Board of Directors.

(a) Election of Directors. From and after the Effective Date, each Shareholder shall vote or cause to be voted all shares of Common Stock and any other voting securities of the Company over which such Shareholder has voting control, at any regular or special meeting of shareholders called for the purpose of filling positions on the Board, or execute a written consent in lieu of such a meeting of shareholders for the purpose of filling positions on the Board, and shall take all actions necessary, to ensure the election to the Board of the following individuals and no others:

(i) two (2) individuals to be designated by the DG Shareholders (each a “DG Nominee”);

(ii) one member of management of the Company (the “Management Nominee”);

(iii) two (2) individuals to be designated by the Bain Shareholders (each an “Bain Nominee”);

(iv) two (2) individuals to be designated by the TPG Shareholders (each a “TPG Nominee”);

(v) one (1) individual to be designated by the Temasek Shareholders (the “Temasek Nominee”);

(vi) one (1) individual to be designated by the 3i Shareholders, which Nominee shall be designated by 3i Healthcare (the “3i Nominee”); and

(vii) three (3) individuals (each a “Disinterested Nominee”) who (A) are not Affiliates or Associates of any Shareholder, (B) are not employed by the Company or any Subsidiary, Affiliate or Associate of the Company and (C) qualify as “independent directors” under applicable law and in accordance with the rules and regulations of the Commission and the NYSE (or any other applicable self-regulatory organization (an “SRO”)), provided, that the requirements set forth in the immediately preceding clauses (A), (B) and (C) of this Section 3.1(a)(vii) shall not apply to Leonard Schaeffer. Each of Bain, TPG and DG (the “Nominating Shareholders”) shall have the right to designate one of the Disinterested Nominees for election to the Board each year, subject to the approval of the other two (2) Nominating Shareholders, provided, that following a Qualifying Offering, any actions with respect to the nomination, removal or replacement of each Disinterested Nominee pursuant to this Agreement shall be made by the Nominating and Compensation Committee (or any similar committee) of the Board.

Additionally, the 3i Shareholders shall have the right to appoint one (1) observer to the Board (the “3i Observer”).

The DG Nominees, Management Nominee, Bain Nominees, TPG Nominees, Temasek Nominee, 3i Nominee and Disinterested Nominees are collectively referred to as the “Nominees” and individually as a “Nominee.” Upon the execution and delivery of this Agreement, the Board initially shall consist of the following Nominees: (i) Dennis B. Gillings, CBE, as a DG Nominee; (ii) Ronald J. Wooten, as a DG Nominee, (iii) John D. Ratliff as the Management Nominee; (iv) John Connaughton as a Bain Nominee;

(v) Stephen Pagliuca, as a Bain Nominee; (vi) Fred Cohen, as a TPG Nominee; (vii) Jonathan Coslet, as a TPG Nominee; (viii) Tan Suan Swee as the Temasek Nominee; (ix) Robin Marshall, as the 3i Nominee; (x) Jack Greenberg as the Disinterested Nominee designated by DG and approved by TPG and Bain; (xi) Leonard Schaeffer as the Disinterested Nominee designated by TPG and approved by DG and Bain; and (xii) [to be designated] as the Disinterested Nominee designated by Bain and approved by DG and TPG. Additionally, the 3i Observer initially shall be Denis Ribon. Nothing contained in this Agreement shall be construed to require that a Nominee be a director, officer, employee, representative, partner, member, Affiliate or Associate of the Person who nominates such Nominee to the Board.

(b) Replacements. If prior to his or her election to the Board pursuant to Section 3.1(a), any Nominee shall be unable or unwilling to serve as a director of the Company, the Shareholders that designated such Nominee shall designate a replacement who shall then be a Nominee for purposes of Section 3.1(a).

3.2. Removal. Except as provided below, if the Shareholder or, if applicable, the Nominating and Compensation Committee (or any similar committee) of the Board, that designated a Nominee pursuant to Section 3.1(a) requests, by written notice to the other Shareholders, that such Nominee elected as a director be removed (with or without cause), such director shall be removed, and each Shareholder hereby agrees to vote all shares of Common Stock owned by such Shareholder and other securities over which such Shareholder has voting control to effect such removal or to consent in writing to effect such removal upon such request.

3.3. Vacancies. In the event that a vacancy is created on the Board at any time by the death, disability, retirement, resignation or removal (with or without cause) of a director, except as provided below, the Shareholder or, if applicable, the Nominating and Compensation Committee (or any similar committee) of the Board, who designated such Nominee may designate a new Nominee to fill the vacancy. In the case of a vacancy for a Disinterested Nominee prior to a Qualifying Offering, the Nominating Shareholder who designated the Disinterested Nominee may designate a new nominee to fill the vacancy, subject to the approval of the other Nominating Shareholders.

3.4. Committees of the Board; Subsidiary Boards and Committees.

(a) Committees. The Board shall initially designate an Audit Committee, a Nominating and Compensation Committee, and a Corporate Governance, Quality and Regulatory Committee, as well as a NovaQuest™ Investment Committee, which shall be an operating committee (and not a Board committee) responsible for reviewing all planned NovaQuest™ Investments. Notwithstanding anything contained herein to the contrary, the Board may act to change the committees of the Board, provided that at all times the Company shall maintain any committee of the Board that is required under applicable law and pursuant to applicable rules and regulations of the Commission and the NYSE (or any other applicable SRO). Except as provided below, the composition of all committees of the Board (and of the NovaQuest™ Investment Committee) shall be as determined by the Board, provided, that the Bain Shareholders as a group, the DG Shareholders as a group, and the TPG Shareholders as a group shall each have the right to designate at least one director to serve on each such committee, other than the Nominating and Compensation Committee which shall be comprised of the directors set forth below, and the NovaQuest™ Investment Committee, which shall include at least one TPG Nominee and one Bain Nominee. The 3i Shareholders as a group shall have the right to designate one director to serve on two of the board committees named in this Section 3.4(a), that the 3i Shareholders shall select, and the right to designate one director to serve on any future board committee. Until a Qualifying Offering, the Nominating and Compensation Committee (or any similar committee) of the Board shall be composed of one DG Nominee, one Bain Nominee, one TPG Nominee, and the Disinterested Nominees. Following a Qualifying Offering, a Nominee of the DG Shareholders, the Bain Shareholders, the TPG Shareholders or

the 3i Shareholders may serve on a committee only to the extent such Nominee is permitted to serve on such committee under applicable law and pursuant to applicable rules and regulations of the Commission and the NYSE (or other applicable SRO).

(b) Board of Directors of Subsidiaries. The composition of the boards of directors and committees of all other Subsidiaries of the Company shall be as determined by the Board.

(c) Certain Transactions and Investment Decisions. Notwithstanding anything to the contrary herein, after the Effective Date (i) all NovaQuest™ Investments by the Company or any Subsidiary of the Company in excess of $10 million shall require the affirmative vote of a majority of the Board, (ii) any asset divestiture by the Company or Subsidiary of the Company in excess of $10 million shall require the affirmative vote of a majority of the Board and (iii) any transactions (other than the Recapitalization Transaction) entered into between the Company or any of its Subsidiaries, on the one hand, and any Shareholder or Affiliate or Associate of any Shareholder, on the other hand (an “Affiliate Transaction”), shall require the affirmative vote of a majority of the Board with the Nominee(s) of the interested Shareholder abstaining from such vote. Each Shareholder shall promptly inform the Company and such Shareholder’s Nominees, if any, of any proposed Affiliate Transaction with an Affiliate or Associate of such Shareholder; provided, however, that in the event that a Shareholder is not aware, and, in the ordinary course of its business could not reasonably be expected to be aware, that a proposed transaction is an Affiliate Transaction with an Affiliate or Associate of such Shareholder, such Affiliate Transaction shall not be deemed to violate clause (iii) of the immediately preceding sentence.

3.5. Obligations Following Qualifying Offering. Following a Qualifying Offering, (A) if the Bain Shareholders, the TPG Shareholders or DG Shareholders ceases to beneficially own, collectively amongst the applicable Shareholder Group, ten percent (10%) or more of the then outstanding shares of Common Stock, then, such Shareholder Group shall only be entitled to designate one (1) Nominee, with respect to the TPG Shareholders such Nominee shall be designated by the TPG-Holdco II and III Shareholders, (B) if the Bain Shareholders, TPG Shareholders, DG Shareholders, Temasek Shareholders or 3i Shareholders ceases to beneficially own, collectively amongst the applicable Shareholder Group, five percent (5%) or more of the then outstanding shares of Common Stock, then such Shareholder Group shall no longer have any right to designate a Nominee, notwithstanding anything to the contrary contained herein the Bain Shareholders, TPG Shareholders, Temasek Shareholders or 3i Shareholders shall be granted management rights reasonably necessary to qualify their respective investments as VCOC investments under Section 2510.3-101 of the U.S. Department of Labor regulations as modified by Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended, and (C) if the Bain Shareholders, TPG Shareholders, DG Shareholders, Temasek Shareholders or 3i Shareholders, as the case may be, ceases to beneficially own, collectively amongst the applicable Shareholder Group, five percent (5%) or more of the then outstanding shares of Common Stock, then the terms of this Article III (including any obligation to vote for any of the Nominees) shall automatically terminate with respect to such Shareholder Group; provided, that with respect to clauses (A), (B) and (C) of this Section 3.5, such five and ten percent threshold, as the case may be, shall be adjusted downward in a proportionate manner in the event of a pro rata reduction in the number of shares or percentage of ownership of Common Stock held by each of the Shareholder Groups.

3.6. Independent Directors. Within one (1) year (or any shorter period that may be required by applicable law or by applicable rules and regulations of the Commission or the NYSE (or any applicable SRO)) after the Company ceases to qualify as a “controlled company” under rules of the NYSE (or under similar standards of any applicable SRO), the Bain Shareholders, TPG Shareholders, Temasek Shareholders and 3i Shareholders shall cause a sufficient number of their Nominees to qualify as “independent directors” under applicable law and in accordance with all applicable rules and regulations of the Commission and or the NYSE (or other applicable SRO) to ensure that the Board complies with any applicable independence rules, provided, however, this Section 3.6 shall not prevent Leonard Schaeffer from serving on the Board after the Company ceases to qualify as a “controlled company” under the rules of the NYSE or under similar standards of any applicable SRO.

3.7. Confidential Information. Each Shareholder hereby agrees and acknowledges that the Nominees designated by such Shareholder may share confidential, nonpublic information about the Company with such Shareholder.

3.8. Insurance. The Company shall use all commercially reasonable efforts to obtain for itself customary director and officer indemnity insurance on commercially reasonable terms.

3.9. Bylaws. The Shareholders hereby agree not to, and agree to cause their respective Nominees not to take any action to, amend the By-Laws or Articles of Incorporation of the Company in any manner inconsistent with this Article III.

ARTICLE IV

CERTAIN COVENANTS OF THE PARTIES

4.1. Management Shareholders: Additional Shareholders. Unless otherwise required by the holders representing a majority of the shares of Common Stock then outstanding originally issued to the Original Investors, the parties hereto agree that as a condition precedent to the initial issuance by the Company of shares of Common Stock (a) to any employee of the Company or its Subsidiaries, other than pursuant to any Equity Incentive Plan, or (b) any Person other than any such employee, any Bain Shareholder, Temasek Shareholder, TPG Shareholder, 3i Shareholder, Institutional Shareholder, DG Shareholder or Management Shareholder, the Company shall require such employee or other Person to execute a Joinder Agreement and thereby enter into and become a party to this Agreement; provided, that unless determined by the Board, no Joinder Agreement will be required in the event such employee or other Person is required in connection with such transaction to become subject to restrictions substantially similar to those contained in this Agreement, including without limitation Section 2.3(a) (Transfers by Shareholders), Section 2.4 (Sale of the Company) and Section 3.1(a) (Election of Directors) and customary lock-up and standstill provisions. Notwithstanding anything to the contrary contained herein and without any further action or consent by the parties to this Agreement, from and after such time (1) the term “Management Shareholder” shall be deemed to include such employees referred to in (a) above and the term “Additional Shareholder” shall be deemed to include such other Person referred to in (b) above and (2) the names of each such employee or other Person shall be added under the heading “Management Shareholders” or “Additional Shareholders,” as the case may be, on Annex I attached hereto. Nothing contained herein nor the ownership of any Shares shall confer upon any Management Shareholder the right to employment or to remain in the employ of the Company or any of its Subsidiaries. Notwithstanding the foregoing, to the extent approved by holders representing a majority of the shares of Common Stock then outstanding originally issued to the Original Investors and specified in any Joinder Agreement (or amendment thereto) pursuant to which any employee or other Person who is deemed to be a Management Shareholder or Additional Shareholder may become a party hereto, the provisions of this Agreement may be varied to be more or less restrictive with respect to any such employee or other Person who is deemed to be a Management Shareholder or Additional Shareholder.

4.2. Purchaser Representative. If the Company enters into any negotiation or transaction involving the issuance of securities of another party to the Shareholders Agreement for which Rule 506 (or any similar rule then in effect) promulgated under the Securities Act by the Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), each Management Shareholder and Additional Shareholder (if an individual) will, at the request of the Company, appoint a purchaser representative (as such term is defined in Rule 501 under the

Securities Act) reasonably acceptable to the Company. If any such Management Shareholder or Additional Shareholder appoints the purchaser representative designated by the Company, the Company will pay the fees of such purchaser representative, but if any such Management Shareholder or Additional Shareholder declines to appoint the purchaser representative designated by the Company, such Management Shareholder or Additional Shareholder will appoint, at his own expense, another purchaser representative reasonably acceptable to the Company.

4.3. Holdback Obligations. Unless otherwise agreed to by the holders representing a majority of the shares of Common Stock then outstanding originally issued to the Original Investors, each Shareholder agrees to be bound by the holdback obligations set forth in Section 4.1 of the Registration Rights Agreement.

4.4. Financial Information. The Company shall furnish, or will cause to be furnished to each Original Investor copies of the following financial statements, reports, notices and information: (1) within 50 days of the end of the first three fiscal quarters of each fiscal year of the Company (or five days after any shorter period for filing a Quarterly Report on Form 10-Q with the Commission, if required), a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter and consolidated statements of earnings and cash flow of the Company and its Subsidiaries for such fiscal quarter and for the same period in the prior fiscal year and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter; and within 95 days after then end of each fiscal year of the Company (or five days after any shorter period for filing an Annual Report on Form 10-K with the Commission, if required), a copy of the annual audit report for such fiscal year for the Company and its Subsidiaries, including therein a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and consolidated statements of earnings and cash flow of the Company and its Subsidiaries for such fiscal year. Each Original Investor hereby agrees that the Company’s commitment to provide financial information pursuant to this Section 4.4 shall satisfy for all purposes any other contractual obligations of the Company, whether set forth in any separate Subscription Agreement, Purchase Agreement or otherwise, to provide any financial information to such Shareholder after the date hereof.

4.5. Confidentiality. Each Shareholder recognizes that it, or its Affiliates and representatives, has acquired or will acquire confidential information and trade secrets concerning the confidential ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer, sales prospect, distributor and supplier lists, pricing and cost information, and marketing plans and proposals, financial data and the intellectual property of the Company (the “Company Proprietary Information”) the use or disclosure of which could cause the Company substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, each Shareholder covenants and agrees with the Company that it will not (and will cause its respective Affiliates and representatives not to) at any time, except with the prior written consent of the Company, directly or indirectly, disclose any Company Proprietary Information known to it, unless (i) such information becomes known to the public through no fault of such Shareholder, (ii) disclosure is required by applicable law, provided that such Shareholder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure, (iii) such information was available or becomes available to such Shareholder before, on or after the date hereof, without restriction, from a source (other than the Company) without any breach of duty to the Company or (iv) such information was independently developed by the Shareholder or its representatives without the use of the Company Proprietary Information. Notwithstanding anything herein to the contrary, nothing in this Agreement shall prohibit an Investor Shareholder from disclosing Company Proprietary Information to any Affiliate of such Investor Shareholder, any limited partners of such Investor Shareholder, and/or, for the purpose of evaluating an investment in such Investor Shareholder, any limited partner of such Investor

Shareholder’s Affiliates; provided, that such Investor Shareholder shall be responsible for any breach of this Section 4.5 by any such Affiliate or limited partner.

4.6. Data Protection. For the purposes of all applicable legislation and regulation, each Shareholder hereby authorizes the Investor Shareholders and their respective Affiliates to process (but only amongst such Investor Shareholder, its Affiliates and its advisors and only within the meaning of European Directive 95/46/EC) any data or information concerning such Shareholder which is obtained in the course of its and their due diligence. The data and information which may be processed for such purposes shall include any information which may have a bearing on the prudence or commercial merits of investing, or disposing of any Shares. Nothing in this Section 4.6 shall entitle 3i or its respective Affiliates to make any disclosure of such data or information to any third parties.

4.7. Affirmative Covenants. The Company shall, and shall cause each of its Subsidiaries to: (i) comply with all Environmental Laws applicable to it and (ii) comply with Social Obligations applicable to it.

ARTICLE V

MISCELLANEOUS

5.1. Governing Law. The corporate laws of the State of North Carolina will govern all questions concerning the relative rights of the Company and the Shareholders hereunder to the extent such laws are applicable. All other questions concerning the construction, validity and interpretation of this Agreement shall be governed and construed in accordance with the domestic laws of the State of New York.

5.2. Entire Agreement; Amendments. This Agreement, that certain letter agreement dated as of August 28, 2003 among TPG, the Company (as successor-in-interest to Pharma Services Holding, Inc.) and TPG Partners HI, L.P. (the “TPG Commitment Letter”), that certain letter agreement dated as of August 28, 2003 among Temasek, the Company (as successor-in-interest to Pharma Services Holding, Inc.) and Temasek Holdings (Private) Limited (the “Temasek Commitment Letter”), that certain letter agreement dated as of December 20, 2007 between 3i Healthcare and the Company (the “3i Transfer Letter”) and those two letter agreements, each dated as of January 22, 2008 between TPG Partners V, L.P. and the Company (the “TPG Transfer Letters”) constitute the entire agreement of the parties with respect to the subject matter hereof and this Agreement, Section 7 of the TPG Commitment Letter, Section 7 of the Temasek Commitment Letter, Section 2 of the 3i Transfer Letter and Section 2 of each of the TPG Transfer Letters may be amended, modified or supplemented only by a written instrument duly executed by the Company, the Bain Shareholders, the Temasek Shareholders, the TPG Shareholders, the DG Shareholders and the 3i Shareholders except that (a) any amendment, modification or supplement that materially, adversely and disproportionately affects the Institutional Shareholders, the Management Shareholders or the Additional Shareholders, as the case may be, shall require the consent of such Shareholder Group, and (b) any amendment, modification or supplement that materially, adversely and disproportionately affects less than all of the Institutional Shareholders, the Management Shareholders or the Additional Shareholders, as the case may be, shall require the consent of the Institutional Shareholders, the Management Shareholders or the Additional Shareholders, so affected. Subject to Section 3.9 of this Agreement, in the event of an amendment, modification or supplement of this Agreement in accordance with its terms, the Shareholders hereby agree to vote their Shares to approve any necessary amendments to the Articles of Incorporation and By-Laws of the Company resulting therefrom. Each of the Existing Shareholders and the Company hereby agree that any previous agreement among such parties relating to the specific subject matter hereof is superseded by this Agreement including, without limitation, the Prior Agreement, which is hereby terminated in its entirety. Notwithstanding anything to the contrary contained herein and without any further action or consent by the parties to this Agreement, Annex I attached hereto shall be updated to reflect such number of shares purchased by 3i in the 3i Share Issuance upon consummation thereof.

5.3. Effectiveness. It is a condition precedent to the effectiveness of this Agreement that the Share Purchase Transaction shall be consummated substantially contemporaneously with the execution and delivery hereof.

5.4. Term.

(a) This Agreement will continue in full force and effect until the tenth (10th) anniversary of the Effective Date; provided, that this Agreement may be renewed and extended in accordance with applicable provisions of the North Carolina Business Corporation Act for additional 10-year terms prior to completion of the prior term by written instrument executed by the Shareholders holding more than fifty percent (50%) of the total number of shares of Common Stock held by the Shareholders then party to this Agreement, provided, further, that this Agreement shall automatically terminate upon the earliest to occur of (i) a Qualifying Offering, except as specifically provided in subsection (b) below, (ii) a Sale of the Company, and (iii) effectiveness of a written instrument electing to terminate this Agreement duly executed by the Requisite Shareholders. Upon termination of this Agreement, this Section 5.4 and Sections 5.1, 5.17 and 5.18 shall survive termination.

(b) Notwithstanding anything contained herein to the contrary, in the event of a Qualifying Offering,

(i) the rights and obligations of each of the Shareholders under Section 4.3 (Holdback Obligations) shall not terminate earlier than the end of the 180-day period beginning on the effective date of the Qualifying Offering,

(ii) the rights and obligations under Section 2.6 (Rights of Inclusion) shall not terminate and shall survive until (x) expiration of the then-current term (unless renewed and extended as provided above), (y) terminated pursuant to Section 2.6 or (z) effectiveness of a written instrument electing to terminate the remaining obligations under Section 2.6, duly executed by all of the Shareholders then subject to Section 2.6, and

(iii) the rights and obligations under Article III of the DG Shareholders, the Bain Shareholders, the TPG Shareholders, the Temasek Shareholders and the 3i Shareholders shall not terminate and shall survive until (x) expiration of the then-current term (unless renewed and extended as provided above), (y) terminated pursuant to Section 3.5 or (z) effectiveness of a written instrument electing to terminate the remaining obligations under Article III, duly executed by all of the Shareholders then subject to Article III.

(c) Notwithstanding anything contained herein to the contrary, any particular Shareholder Group that, collectively, holds less than one percent (1%) of the then outstanding shares of Common Stock may elect, by written notice to the Company, to (A) withdraw all Shares held by such Shareholder Group from this Agreement (such Shares so withdrawn, the “Withdrawn Shares”) and (B) terminate this Agreement with respect to such Shareholders, individually and with respect to such Shareholder Group (collectively, the “Withdrawing Shareholders”). From the date of delivery of such withdrawal notice, the Withdrawn Shares shall cease to be Shares subject to this Agreement and the Withdrawing Shareholders shall cease to be parties to this Agreement and shall no longer be subject to the obligations of this Agreement or have rights under this Agreement; provided, however, that if the DG Shareholders, the Bain Shareholders, the TPG Shareholders, the Temasek Shareholders or the 3i

Shareholders withdraw from this Agreement, such Shareholders shall cause the removal or resignation of any such Nominee designated by such Shareholders pursuant to Section 3.1 hereof.

5.5. Certain Actions. Unless otherwise expressly provided herein, whenever any action is required under this Agreement by:

(a) the Bain Shareholders, it shall be by the affirmative vote of the holders representing more than fifty percent (50%) of the total number of shares of Common Stock on a Diluted Basis then held by the Bain Shareholders as a group, or as otherwise agreed in writing by the Bain Shareholders as a group;

(b) the Temasek Shareholders, it shall be by the affirmative vote of the holders representing more than fifty percent (50%) of the total number of shares of Common Stock on a Diluted Basis then held by the Temasek Shareholders as a group, or as otherwise agreed in writing by the Temasek Shareholders as a group;

(c) the TPG Shareholders, it shall be by the affirmative vote of the holders representing more than fifty percent (50%) of the total number of shares of Common Stock on a Diluted Basis then held by the TPG Shareholders as a group, or as otherwise agreed in writing by the TPG Shareholders as a group;

(d) the 3i Shareholders, it shall be by the affirmative vote of the holders representing more than fifty percent (50%) of the total number of shares of Common Stock on a Diluted Basis then held by the 3i Shareholders as a group, or as otherwise agreed in writing by the 3i Shareholders as a group;

(e) the Institutional Shareholders, it shall be by the affirmative vote of the holders representing more than fifty percent (50%) of the total number of shares of Common Stock on a Diluted Basis then held by the Institutional Shareholders as a group, or as otherwise agreed in writing by the Institutional Shareholders as a group;

(f) the DG Shareholders, it shall be by the affirmative vote of the holders representing more than fifty percent (50%) of the total number of shares of Common Stock on a Diluted Basis then held by the DG Shareholders as a group, or as otherwise agreed by the DG Shareholders as a group.

(g) the Management Shareholders, it shall be by the affirmative vote of the holders representing more than fifty percent (50%) of the total number of shares of Common Stock on a Diluted Basis then held by the Management Shareholders as a group, or as otherwise agreed in writing by the Management Shareholders as a group; or

(h) the Additional Shareholders, it shall be by the affirmative vote of the holders representing more than fifty percent (50%) of the total number of shares of Common Stock on a Diluted Basis then held by the Additional Shareholders as a group, or as otherwise agreed in writing by the Additional Shareholders as a group.

The Shareholders hereby agree, notwithstanding anything to the contrary in any other agreement or at law or in equity, that when any Shareholder takes any action under this Agreement or pursuant to applicable law to give or withhold its consent in its capacity as a Shareholder, such Shareholder shall have no duty (fiduciary or other) to consider the interests of the Company or the other Shareholders, may act exclusively in its own interest and shall have only the duty to act in good faith; provided, however, that the foregoing shall in no way affect the obligations of the parties hereto to comply with the provisions of this Agreement.

5.6. Inspection. For so long as this Agreement shall remain in effect, this Agreement shall be made available for inspection by any Shareholder at the principal executive offices of the Company.

5.7. Recapitalization, Exchanges, Etc., Affecting Shares. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Shares, to any and all shares of the Company capital stock or any successor or assign of the Company (whether by merger, consolidation, sale of assets, or otherwise, including shares issued by a parent corporation in connection with a triangular merger) which may be issued in respect of, in exchange for, or in substitution of, any Shares and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, reclassifications and the like occurring after the date hereof.

5.8. Waiver. No waiver by any party of any term or condition of this Agreement, in one or more instances, shall be valid unless in writing, and no such waiver shall be deemed to be construed as a waiver of any subsequent breach or default of the same or similar nature.

5.9. Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (including, without limitation, Transferees of Shares); provided, however, that (a) nothing contained herein shall permit the Transfer of any rights set forth in Article III other than with the prior written consent at any time of the Requisite Shareholders, (b) nothing contained herein shall be construed as granting any Shareholder the right to Transfer any Shares except in accordance with this Agreement, (c) unless otherwise provided in the terms of the Transfer, none of the provisions of this Agreement, other than those set forth in Sections 2.1 and 2.2 to the extent those Sections require compliance with the Securities Act, delivery of opinions of counsel and placement of Securities Act (or state securities laws) legends or other legends, shall apply to any Transfer of Shares (or to the Transferee thereof) subsequent to a Transfer of those securities pursuant to a registered public offering under the Securities Act made in accordance with the Securities Act, and (d) notwithstanding any Transfer of Shares among any Bain Shareholder, Temasek Shareholder, TPG Shareholder, 3i Shareholder, Institutional Shareholder, DG Shareholder, Management Shareholder or Additional Shareholder, any restrictions under this Agreement that are applicable to the Transferor but not the Transferee shall not be applicable to the Transferee or to the Shares in the hands of the Transferee following any such Transfer.

5.10. Waiver of Rights Under Prior Agreement. The Existing Shareholders having rights of first offer, rights of inclusion and participation rights pursuant to Sections 2.5, 2.6 and 2.7 of the Prior Agreement hereby waive any and all rights they may have under Sections 2.5, 2.6 and 2.7 of the Prior Agreement with respect to the Sale Purchase Transaction, including the TPG Share Issuance, the 3i Share Issuance and the transactions contemplated thereby, including, without limitation, their right to receive any notice with respect to such transactions pursuant thereto.

5.11. Remedies. In the event of a breach by any party to this Agreement of its obligations under this Agreement, any party injured by such breach, in addition to being entitled to exercise all rights granted by law, including recovery of damages and costs (including reasonable attorneys’ fees), will be entitled to specific performance of its rights under this Agreement. The parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the parties that the remedy at law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

5.12. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

5.13. Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. Unless the context otherwise expressly requires, all references herein to Articles, Sections and Exhibits are to Articles and Sections of, and Exhibits to, this Agreement. The words “herein,” “hereunder” and “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or provision. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.”

5.14. Further Assurances. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

5.15. Gender. Whenever the pronouns “he” or “his” are used herein they shall also be deemed to mean “she” or “hers” or “it” or “its” whenever applicable. Words in the singular shall be read and construed as though in the plural and words in the plural shall be construed as though in the singular in all cases where they would so apply.

5.16. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

5.17. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed by prepaid first class mail, return receipt requested, or sent by overnight courier prepaid to the parties at the following addresses or facsimile numbers:

(a)	If to Bain Shareholder, to:

Bain Capital Partners, LLC

111 Huntington Avenue

Boston, Massachusetts 02199

Facsimile:      (617) 516-2010

Attention:       John Connaughton

with a copy to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Facsimile:      (617) 951-7050

Attention:       Newcomb Stillwell, Esq.

(b)	If to a Temasek Shareholder, to:

Temasek Holdings (Pte) Limited

60B Orchard Road, #06-18, Tower 2

The Atrium@Orchard, Singapore 238891

Facsimile:      (65) 6828-6137

Attention:       Anand Govindaluri

(c)	If to TPG, to:

TPG Capital, L.P.

301 Commerce Street

Suite 3300

Fort Worth, Texas 76102

Facsimile (817) 871-4088

Attention:       Clive D. Bode, Esq.

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Facsimile: (212) 225-3999

Attention:       Paul J. Shim, Esq.

(d)	If to a DG Shareholder, to:

GF Management Company, LLC

4825 Creekstone Drive, Suite 130

Durham, North Carolina 27703

Facsimile:      (919) 474-3082

Attention:       Dennis B. Gillings, CBE

with a copy to:

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

Facsimile:      (212) 354-8113

Attention:       John Reiss, Esq.

(e)	If to a 3i Shareholder, to:

3i U.S. Growth Partners, L.P.

375 Park Avenue, Suite 3001

New York, New York 10152

Facsimile:      (212) 848-1401

Attention:       Richard Relyea

with a copy to:

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, New York 10022

Facsimile:      (212) 446-6460

Attention:       Frederick Tanne, P.C.

(f)	If to any other Shareholder, to:

The last known address of such Shareholder on the books and records of the Company;

(g)	If to the Company, to:

Quintiles Transnational Corp.

4709 Creekstone Drive

Riverbirch Building, Suite 200

Durham, North Carolina 27703

Facsimile: (919) 941-7345

Attention: General Counsel, with copies to:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

2500 Wachovia Capitol Center

Post Office Box 2611

Raleigh, North Carolina 27602-2611

Facsimile: (919) 821-6800

Attention: Gerald F. Roach, Esq.

and

the Bain Shareholders

and

the Temasek Shareholders

and

the TPG Shareholders

and

the DG Shareholders

and

the 3i Shareholders.

All such notices, requests and other communications will (w) if delivered personally to the address as provided in this Section 5.17 be deemed given upon delivery, (x) if delivered by facsimile transmission to the facsimile number as provided in this Section 5.17 be deemed given upon facsimile confirmation, and

(y) if delivered by mail in the manner described above to the address as provided in this Section 5.17 be deemed given upon receipt and (z) if delivered by overnight courier to the address as provided in this Section 5.17, be deemed given upon receipt. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

5.18. Consent to Jurisdiction and Service of Process. EACH OF THE PARTIES HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF VIA OVERNIGHT COURIER, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE FOURTEEN CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF EITHER PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER OR TO BRING ACTIONS, SUITS OR PROCEEDINGS AGAINST THE OTHER PARTY HERETO IN SUCH OTHER JURISDICTIONS, AND IN SUCH MANNER, AS MAY BE PERMITTED BY ANY APPLICABLE LAW.

5.19. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF THE PARTIES HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[Signature Page to Follow.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

Company:

QUINTILES TRANSNATIONAL CORP.

By:	/s/ Ron Wooten
	Name:	Ron Wooten
	Title:	EVP

DG Shareholders:

/s/ Dennis B. Gillings, CBE
Dennis B. Gillings, CBE

/s/ Joan H. Gillings
Joan H. Gillings

/s/ Susan Ashley Gillings
Susan Ashley Gillings

GILLINGS FAMILY LIMITED PARTNERSHIP

By:	/s/ Dennis B. Gillings, CBE
	Name:	Dennis B. Gillings, CBE
	Its:	General Partner

By:	/s/ Joan H. Gillings
	Name:	Joan H. Gillings
	Its:	General Partner

GFEF LIMITED PARTNERSHIP

By:	/s/ Dennis B. Gillings, CBE
	Name:	Dennis B. Gillings, CBE
	Its:	General Partner

THE GILLINGS FAMILY FOUNDATION

By:	/s/ Dennis B. Gillings, CBE
	Name:	Dennis B. Gillings, CBE
	Its:	President

GF INVESTMENT ASSOCIATES LP

By:	/s/ Susan A. Gillings
Name: Susan A. Gillings
Its: General Partner

/s/ Cynthia M. Roberts
Cynthia M. Roberts

Bain Shareholders:

BAIN CAPITAL INTEGRAL INVESTORS 2008, L.P.

By:	Bain Capital Investors, LLC, its general partner

By:	/s/ John Connaughton
	Name:	John Connaughton
	Title:	Managing Director

BCIP TCV, LLC

By:	Bain Capital Investors, LLC, its Administrative Member

By:	/s/ John Connaughton
	Name:	John Connaughton
	Title:	Managing Director

BCIP ASSOCIATES – G

By:	Bain Capital Investors, LLC, its Managing Partner

By:	/s/ John Connaughton
	Name:	John Connaughton
	Title:	Managing Director

Temasek Shareholders:

TEMASEK LIFE SCIENCES PRIVATE LIMITED

By:	/s/ Goh Yong Siang
	Name:	Goh Yong Siang
	Title:	Director

TPG Shareholders:

TPG QUINTILES HOLDCO LLC

By:	/s/ Clive D. Bode
	Name:	Clive D. Bode
	Title:	Vice President

TPG QUINTILES HOLDCO II LLC

By:	/s/ Clive D. Bode
	Name:	Clive D. Bode
	Title:	Vice President

TPG QUINTILES HOLDCO III LLC

By:	/s/ Clive D. Bode
	Name:	Clive D. Bode
	Title:	Vice President

3i Shareholders:

3i US GROWTH HEALTHCARE FUND 2008 L.P.

By:	3i U.S. GROWTH CORPORATION
Its:	General Partner

	By:	/s/ Robin Marshall
	Name:	Robin Marshall
	Title:	Senior Vice President

3i U.S. GROWTH PARTNERS L.P.

By:	3i U.S. GROWTH CORPORATION
Its:	General Partner

	By:	/s/ Robin Marshall
	Name:	Robin Marshall
	Title:	Senior Vice President

Institutional Parties:

AISLING CAPITAL II, L.P.

By:	/s/ Dennis J. Purcell
	Name:	Dennis J. Purcell
	Title:	Senior Managing Director

PERSEUS-SOROS BIOPHARMACEUTICAL FUND, L.P.

By:	/s/ Jay A. Schoenfarber
	Name:	Jay A. Schoenfarber
	Title:	Attorney-in-fact

Annex I

Effective as of January 22, 2008*

Shareholder (by group of Shareholders)	Shares of Common Stock

DG Parties:
Dennis B. Gillings, CBE	21,820,985.3978
Joan H. Gillings	771,027.6867
Susan Ashley Gillings	39,678.7326
Gillings Family Limited Partnership	713,699.7539
GFEF Limited Partnership	42,227.2354
The Gillings Family Foundation	163,556.1936
GF Investment Associates LP	2,930,485.0000
Cynthia M. Roberts	200,012.0000

Bain Shareholders:
Bain Capital Integral Investors 2008, L.P.	26,412,990.0500
BCIP TCV, LLC	64,967.7100
BCIP Associates-G	3,702.2400

TPG Shareholders:
TPG Quintiles Holdco LLC	8,264,038.6279
TPG Quintiles Holdco II LLC	17,401,294.8415
TPG Quintiles Holdco III LLC	816,326.5306

Temasek Shareholders:
Temasek Life Sciences Private Limited	14,028,077.2559

3i Shareholders:
3i US Growth Healthcare Fund 2008 L.P.	5,882,106.5498
3i U.S. Growth Partners L.P.	5,144,430.0799

Institutional Parties:
Aisling Capital II, L.P.	1,836,734.6939
Perseus-Soros Biopharmaceutical Fund, L.P.	413,202.3064

Management Shareholders:
None	N/A

Additional Shareholders:
None	N/A

*	Effective Date may be altered when any changes to Annex I permitted by the Agreement are made.

Annex I

Effective as of January 31, 2008*

Shareholder (by group of Shareholders)	Shares of Common Stock

DG Parties:
Dennis B. Gillings, CBE	21,820,985.3978
Joan H. Gillings	771,027.6867
Susan Ashley Gillings	39,678.7326
Gillings Family Limited Partnership	713,699.7539
GFEF Limited Partnership	42,227.2354
The Gillings Family Foundation	163,556.1936
GF Investment Associates LP	2,930,485.0000
Cynthia M. Roberts	200,012.0000

Bain Shareholders:
Bain Capital Integral Investors 2008, L.P.	26,412,990.0500
BCIP TCV, LLC	64,967.7100
BCIP Associates-G	3,702.2400

TPG Shareholders:
TPG Quintiles Holdco LLC	8,264,038.6279
TPG Quintiles Holdco II LLC	17,401,294.8415
TPG Quintiles Holdco III LLC	816,326.5306

Temasek Shareholders:
Temasek Life Sciences Private Limited	11,271,069.0249

3i Shareholders:
3i US Growth Healthcare Fund 2008 L.P.	9,333,822.3239
3i U.S. Growth Partners L.P.	8,163,265.3058

Institutional Parties:
Aisling Capital II, L.P.	1,836,734.6939
Perseus-Soros Biopharmaceutical Fund, L.P.	413,202.3064

Management Shareholders:
None	N/A

Additional Shareholders:
None	N/A

*	Effective Date may be altered when any changes to Annex I permitted by the Agreement are made.

Exhibit A

Form of Joinder Agreement

Quintiles Transnational Corp.

4709 Creekstone Drive

Riverbirch Building, Suite 200

Durham, North Carolina 27703

Attn: Board of Directors

Gentlemen:

In consideration of the [transfer] [issuance] to the undersigned of              shares of Common Stock, par value $0.01 per share, [Describe any other security being transferred or issued] of Quintiles Transnational Corp., a North Carolina corporation (the “Company”), the undersigned [represents that it is a Permitted Transferee of [Insert name of transferor] and] * agrees that, as of the date written below, [he] [she] [it] shall become a party to that certain Shareholders Agreement dated as of January 22, 2008, as such agreement may have been or may be amended from time to time (the “Agreement”), among the Company and the persons named therein, and [as a Permitted Transferee shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement that were applicable to the undersigned’s transferor,]* [shall be fully bound by, and subject to, the provisions of the Agreement that are applicable to — Describe and list exceptions, if applicable,]** [shall be fully bound by, and subject only to, Sections 2.1, 2.2, 2.3(b), 2.4 and Article V of the Agreement]*** as though an original party thereto and shall be deemed a [Management Shareholder] [Additional Shareholder] [Bain Shareholder] [Temasek Shareholder] [TPG Shareholder] [3i Shareholder][Institutional Shareholder] [DG Shareholder] for purposes thereof.

Executed as of the      day of         , 20    .

[NAME OF SHAREHOLDER]

By:
Name:
Title:

Address:

ACKNOWLEDGED AND ACCEPTED:

QUINTILES TRANSNATIONAL CORP.

By:
Name:
Title:

*	Include if transferee is a Permitted Transferee.
**	Describe.
***	Include if transfer is pursuant to Section 2.3(a)(vi).